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                                                                   Exhibit 12.04

                      Travelers Group Inc. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)

                                                             Nine months ended
                                                               September 30,
                                                            --------------------

                                                              1997         1996
                                                            -------      -------
Income from continuing operations
  before income taxes and minority interest                 $ 4,478      $ 3,585
Interest                                                      8,250        6,603
Portion of rentals deemed to be interest                         91           99
                                                            -------      -------
  Earnings available for fixed charges                      $12,819      $10,287
                                                            =======      =======
Fixed charges
-------------
Interest                                                    $ 8,250      $ 6,603
Portion of rentals deemed to be interest                         91           99
                                                            -------      -------
  Fixed charges                                             $ 8,341      $ 6,702
                                                            =======      =======

Ratio of earnings to fixed charges                            1.54x        1.53x
                                                            =======      =======